EXHIBIT 23.1

Mire & Associates Inc.
Petroleum Consultants
P.O. Box 1218
Katy, TX  77492-1218
Tel: 713-882-9598
www.mireandassociates.com

April 16, 2012

INDEPENDENT CONSULTANT CONSENT

Mire & Associates, Inc. hereby consents to the use of its name and the information from its reports regarding its estimates of reserves and future net revenues from the production and sale of those reserves of Blast Energy Services, Inc. for the year ended December 31, 2011 in Blast Energy Services, Inc.’s Annual Report on Form 10-K, dated April 16, 2012.

Sincerely,

/s/ Kurt Mire

Kurt Mire
Petroleum Consultant